CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS
Q3 2016 Overview

•	Revenues of $12.6 million compared to $21.7 million in Q3 2015

•	Gross profit of $5.3 million, or 42.2% of revenue, compared to $7.8 million, or 36.2% of revenue, in Q3 2015

•	Net loss was $3.0 million, or $0.13 per diluted share, and included charges of $1.5 million, or $0.06 per diluted share. Net loss in Q3 2015 was $0.3 million, or $0.01 per diluted share

•	At September 30, 2016 total cash and equivalents of $19.4 million, or $0.83 per diluted share

•	No long-term debt
WARRENVILLE, Ill., November 8, 2016 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the third quarter ("Q3") ended September 30, 2016.
Q3 2016 Results Overview
Consolidated revenues for Q3 2016 were $12.6 million as compared to $21.7 million in Q3 2015, reflecting slower business activity within our Air Pollution Control ("APC") technology segment, as well as lower revenues at FUEL CHEM®.
Operating loss for Q3 2016 was $2.9 million as compared to an operating loss of $0.8 million in Q3 2015. Operating loss in Q3 2016 included charges totaling $1.5 million. The Company recorded a $1.1 million restructuring charge associated with a July 2016 workforce reduction in order to better align its organizational infrastructure with its revised operating plan. These charges consisted primarily of one-time severance payments and benefit continuation costs, with allocations of $0.4 million to APC and $0.7 million to FUEL CHEM. Q3 2016 operating loss also included a $0.4 million write-off of equipment associated with a research and development trial. Excluding these charges, operating loss for Q3 2016 was $1.4 million.
Net loss for Q3 2016 was $3.0 million, or $0.13 per diluted share, compared to a net loss of $0.3 million, or $0.01 per diluted share, in the same period last year. Net loss for Q3 2016 reflected the impact of the above-referenced restructuring and research and development charges in the amount of $1.5 million, or $0.06 per diluted share. Excluding these charges, net loss for Q3 2016 was $1.5 million, or $0.06 per diluted share.
APC segment revenues in Q3 2016 declined by 53.8% to $6.0 million from $13.1 million in Q3 2015, reflecting slower bookings across geographies due to the challenging operating environment for coal-fired utility and industrial plants.
APC gross profit decreased to $1.8 million from $3.1 million in Q3 2015. Gross margin for Q3 2016 rose to 29.9% of segment revenues from 23.4% in Q3 2015, primarily due to a mix of lower margin projects nearing completion in 2015 and higher margin projects underway in 2016.
FUEL CHEM segment revenues declined to $6.6 million during Q3 2016 from $8.6 million during Q3 2015. This segment will likely continue to be affected by a reduction in electricity demand from coal-fired combustion units and low natural gas prices, which leads to fuel switching, unscheduled outages, and combustion units operating at less than capacity. Further, the mild weather conditions in the U.S. during Q3 2016 resulted in soft demand. Gross margin during Q3 2016 was 53.5% compared to 55.7% in Q3 2015.
The Fuel Conversion segment generated an operating loss of $0.6 million in Q3 2016, reflecting the Company's continuing investment in developing this potential new business.
Capital projects backlog in the APC segment stood at $10.5 million at September 30, 2016 compared to $22.2 million at December 31, 2015, reflecting a slower pace of U.S. bookings in Q3 2016. During Q3 2016, Fuel Tech announced new project awards covering multiple geographies and solutions with an aggregate value of $4.4 million.

Selling, general and administrative (SG&A) expenses for Q3 2016 declined 18.7% to $5.8 million, or 46% of revenues, from $7.1 million, or 32.9% of revenues, in Q3 2015. This decline reflects the Company’s ongoing cost reductions initiatives.
Research and development (“R&D”) expenses for Q3 2016 declined to $1.3 million from $1.5 million in Q3 2015. R&D for the nine months ended September 30, 2016 (“YTD 2016”) increased to $3.6 million from the comparable prior year amount of $3.4 million. R&D spending is primarily related to ongoing projects associated with the Fuel Conversion development initiative. R&D expenses for both 2016 periods included the above referenced $0.4 million technology write-off.
Adjusted EBITDA loss for Q3 2016 was $1.8 million, and included the above-referenced charges in the amount of $1.5 million. This compared to Adjusted EBITDA of $0.6 million in Q3 2015.

Year-to-Date Results Overview
Consolidated revenues for YTD 2016 were $45.6 million as compared to $55.5 million in YTD 2015, due primarily to the reasons cited above.
Operating loss for YTD 2016 was $7.8 million as compared to an operating loss of $5.5 million in 2015. Operating loss for YTD 2016 included restructuring and other charges of $1.8 million, while operating loss in YTD 2015 included restructuring charges of $0.2 million. Excluding these charges, operating loss for YTD 2016 was $6.0 million compared to $5.3 million for YTD 2015.
Net loss for YTD 2016 was $8.3 million, or $0.35 per diluted share, compared to net loss of $3.3 million, or $0.14 per diluted share in the same period last year. Net loss for YTD 2016 and YTD 2015 included the above-referenced restructuring and other charges in the amount of $1.8 million, or $0.08 per share, and $0.2 million, or $0.01 per share. Excluding these charges, net loss for YTD 2016 and YTD 2015 would have been $6.5 million, or $0.28 per diluted share, and $3.1 million, or $0.13 per diluted share, respectively.
Year-to-date 2016 APC segment revenues decreased to $29.1 million from $31.0 million in the comparable prior year period due to the recognition of project-related revenue.

APC gross profit decreased to $8.4 million, or 28.8% of segment revenues, in YTD 2016 from $8.9 million, or 28.7% of segment revenues in YTD 2015.
FUEL CHEM generated revenues of $16.5 million during YTD 2016, down from revenues of $24.4 million in YTD 2015, primarily for the reasons cited above. The gross margins during YTD 2016 and YTD 2015 were 51.9% and 52.1%, respectively.
SG&A expenses for YTD 2016 and YTD 2015 were $19.7 million and $23.5 million, respectively. On a total dollar basis, SG&A for YTD 2016 decreased by $3.8 million, or 16.1%, from YTD 2015.
Adjusted EBITDA loss for YTD 2016 was $4.3 million compared to an Adjusted EBITDA loss of $1.2 million in YTD 2015. Adjusted EBITDA for YTD 2016 and YTD 2015 included the above-referenced charges in the amounts of $1.8 million and $0.2 million, respectively.
Fuel Conversion Segment
We continue to advance this developing business, which converts low cost carbon-based feedstocks into high value engineered carbon products. As previously reported, we created a separate business segment for Fuel Conversion in Q4 2015 for financial reporting purposes in order to be able to provide greater transparency regarding our actions and results.
Over the course of 2016 we have evaluated numerous build-out strategies and potential site selection opportunities that could cost effectively support our commercial development activities. During Q3 2016 we narrowed the considered list of available industrial sites that are located in proximity to both desired feedstocks and our current potential customers. Our work continues in refining market scenarios, production plans, operating and maintenance cost estimates, and capital requirements to support our planned plant build-out schedule.   For the remainder of 2016 we will be engaging with government agencies regarding permitting matters, state economic development authorities regarding site development matters, and continue to solicit various alternative sources of project financing.
The need for quality, carbon feedstocks in industry is significant, and we remain in contact with several end-users interested in testing our engineered carbon products on a larger scale.   This testing is conducted through a collaborative effort to improve product performance in the specific processes of each client.  We continue to gain insight into our target markets and are finalizing the engineering basis of both the process and plant design.  As we continue through the end of 2016 we look forward to reporting our further progress on this important initiative.
Vincent J. Arnone, President and CEO of Fuel Tech, commented, “In response to lingering headwinds at APC and FUEL CHEM, we are continuing to evolve and refine our operating strategy, while proactively managing our cost structure. We are pursuing multiple domestic APC project opportunities, as well as potential projects in Asia, Europe and Latin America. Our initiatives to rationalize our cost structure has yielded estimated savings of approximately $5 million in 2016, with total estimated savings realized over the past two years of approximately $8 million. These cost savings have been achieved without any impact to customer service or the ability to pursue ongoing business development activities. We also are continuing to take the necessary steps to become cash flow positive. Excluding the charges we incurred during Q3 2016, our Adjusted EBITDA for the quarter was just below breakeven. Throughout this period, we have maintained a strong financial position with no long-term debt. We are excited about the progress we have made with respect to Fuel Conversion and look forward to continuing to support the advancement of this business.”
Conference Call
Management will host a conference call on Wednesday, November 9, 2016 at 9:00 AM ET to discuss the results and business activities.

Interested parties may participate in the call by dialing:
· (877) 423-9820 (Domestic) or
· (201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at
www.ftek.com. For those who cannot listen to the live broadcast, an online replay will be available at
www.ftek.com, or a phone replay will be available through November 16, 2016 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the passcode 13648814.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR® Advanced Selective Catalytic Reduction systems, and I-NOx® Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA® process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.

Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.

Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction(SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications. Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$13,332	$21,684
Restricted cash	6,020	—
Marketable securities	15	19
Accounts receivable, net of allowance for doubtful accounts of $1,890 and $1,772, respectively	19,804	23,060
Inventories	992	1,653
Prepaid expenses and other current assets	2,473	3,889
Prepaid income taxes	733	1,857
Deferred income taxes	—	239
Total current assets	43,369	52,401
Property and equipment, net of accumulated depreciation of $24,172 and $23,414, respectively	10,889	12,001
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $8,736 and $7,452, respectively	6,000	7,144
Deferred income taxes	1,198	992
Other assets	1,259	1,357
Total assets	$64,831	$76,011
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,802	$8,942
Accrued liabilities:
Employee compensation	1,879	1,645
Other accrued liabilities	4,341	5,949
Total current liabilities	12,022	16,536
Other liabilities	401	501
Total liabilities	12,423	17,037
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,800,924 and 23,419,008 shares issued, and 23,446,035, and 23,167,216 shares outstanding, respectively	238	234
Additional paid-in capital	136,909	135,394
Accumulated deficit	(82,416)	(74,132)
Accumulated other comprehensive loss	(1,185)	(1,556)
Nil coupon perpetual loan notes	76	76
Treasury stock, at cost	(1,214)	(1,042)
Total shareholders’ equity	52,408	58,974
Total liabilities and shareholders’ equity	$64,831	$76,011

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$12,596	$21,677	$45,593	$55,463
Costs and expenses:
Cost of sales	7,281	13,829	28,650	33,813
Selling, general and administrative	5,789	7,122	19,711	23,490
Restructuring charge	1,108	—	1,425	235
Research and development	1,302	1,521	3,582	3,375
	15,480	22,472	53,368	60,913
Operating (loss)	(2,884)	(795)	(7,775)	(5,450)
Interest expense	—	—	—	(30)
Interest income	5	3	21	17
Other expense	(254)	(100)	(738)	(261)
(Loss) before income taxes	(3,133)	(892)	(8,492)	(5,724)
Income tax benefit	114	603	208	2,410
Net (loss)	$(3,019)	$(289)	$(8,284)	$(3,314)
Net (loss) per common share:
Basic	$(0.13)	$(0.01)	$(0.35)	$(0.14)
Diluted	$(0.13)	$(0.01)	$(0.35)	$(0.14)
Weighted-average number of common shares outstanding:
Basic	23,446,000	23,167,000	23,337,000	23,079,000
Diluted	23,446,000	23,167,000	23,337,000	23,079,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net (loss)	$(3,019)	$(289)	$(8,284)	$(3,314)
Other comprehensive income (loss):
Foreign currency translation adjustments	57	(642)	375	(706)
Unrealized gains (losses) from marketable securities, net of tax	4	(3)	(4)	(3)
Total other comprehensive income (loss)	61	(645)	371	(709)
Comprehensive (loss)	$(2,958)	$(934)	$(7,913)	$(4,023)

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net loss	$(8,284)	$(3,314)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	1,359	1,560
Amortization	1,285	1,607
Loss (Gain) on disposal of equipment	59	(26)
Provision for doubtful accounts, net of recoveries	151	(43)
Deferred income taxes	(11)	(834)
Stock-based compensation	1,520	1,320
Changes in operating assets and liabilities:
Accounts receivable	2,764	1,958
Inventories	654	(331)
Prepaid expenses, other current assets and other non-current assets	2,766	313
Accounts payable	(3,083)	896
Accrued liabilities and other non-current liabilities	(1,362)	(4,180)
Net cash (used in) operating activities	(2,182)	(1,074)
Investing Activities
Purchases of property, equipment and patents	(453)	(523)
Proceeds from the sale of equipment	2	26
Net cash (used in) investing activities	(451)	(497)
Financing Activities
Change in restricted cash	(6,020)	—
Payments on short-term borrowings	—	(1,623)
Treasury shares withheld	(172)	(252)
Net cash (used in) financing activities	(6,192)	(1,875)
Effect of exchange rate fluctuations on cash	473	(793)
Net decrease in cash and cash equivalents	(8,352)	(4,239)
Cash and cash equivalents at beginning of period	21,684	18,637
Cash and cash equivalents at end of period	$13,332	$14,398

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended September 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$6,042	$6,554	$—	$—	$12,596
Cost of sales	(4,233)	(3,048)	—	—	(7,281)
Gross margin	1,809	3,506	—	—	5,315
Selling, general and administrative	—	—	—	(5,789)	(5,789)
Restructuring charge	(373)	(735)	—	—	(1,108)
Research and development	—	—	(630)	(672)	(1,302)
Operating income (loss)	$1,436	$2,771	$(630)	$(6,461)	$(2,884)

Three months ended September 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$13,078	$8,599	$—	$—	$21,677
Cost of sales	(10,021)	(3,808)	—	—	(13,829)
Gross margin	3,057	4,791	—	—	7,848
Selling, general and administrative	—	—	—	(7,122)	(7,122)
Restructuring charge	—	—	—	—	—
Research and development	—	—	(1,111)	(410)	(1,521)
Operating income (loss)	$3,057	$4,791	$(1,111)	$(7,532)	$(795)

Nine months ended September 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$29,063	$16,530	$—	$—	$45,593
Cost of sales	(20,704)	(7,946)	—	—	(28,650)
Gross margin	8,359	8,584	—	—	16,943
Selling, general and administrative	—	—	—	(19,711)	(19,711)
Restructuring charge	(537)	(888)	—	—	(1,425)
Research and development	—	—	(2,144)	(1,438)	(3,582)
Operating income (loss)	$7,822	$7,696	$(2,144)	$(21,149)	$(7,775)

Nine months ended September 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$31,022	$24,441	$—	$—	$55,463
Cost of sales	(22,111)	(11,702)	—	—	(33,813)
Gross margin	8,911	12,739	—	—	21,650
Selling, general and administrative	—	—	—	(23,490)	(23,490)
Restructuring charge	(179)	(56)	—	—	(235)
Research and development	—	—	(2,212)	(1,163)	(3,375)
Operating income (loss)	$8,732	$12,683	$(2,212)	$(24,653)	$(5,450)

Note: Fuel Tech is an integrated company that segregates its financial results into three reportable segments. The Air Pollution Control technology segment includes technologies to reduce NOx emissions in flue gas from boilers, incinerators, furnaces and other stationary combustion sources. The FUEL CHEM®technology segment, which uses chemical processes in combination with advanced CFD and CKM boiler modeling, for the control of slagging, fouling, corrosion, opacity and other sulfur trioxide-related issues in furnaces and boilers through the addition of chemicals into the furnace using TIFI®Targeted In-Furnace Injection™ technology. The Fuel Conversion segment represents CARBONITE® fuel conversion process and technology, which can convert coals of various grades into value-added products that are high in energy content, carbon-rich and less pollutive. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
United States	$9,838	$13,665	$36,523	$38,141
Foreign	2,758	8,012	9,070	17,322
	$12,596	$21,677	$45,593	$55,463

	September 30, 2016	December 31, 2015
Assets:
United States	$42,938	$47,437
Foreign	21,893	28,574
	$64,831	$76,011

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(3,019)	$(289)	$(8,284)	$(3,314)
Interest expense	—	—	—	30
Income tax benefit	(114)	(603)	(208)	(2,410)
Depreciation expense	433	511	1,359	1,560
Amortization expense	424	532	1,285	1,607
EBITDA	(2,276)	151	(5,848)	(2,527)
Stock compensation expense	479	487	1,520	1,320
ADJUSTED EBITDA	$(1,797)	$638	$(4,328)	$(1,207)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.